UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 13, 2011

(Date of earliest event reported)

CANANDAIGUA NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

New York	2-94863	16-1234823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

72 South Main Street Canandaigua, New York	14424
(Address of principal executive offices)	(Zip Code)

(585) 394-4260

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

CFR 240.13e-4(c))

Item 8.01

Other Matters

Canandaigua National Corporation (the “Corporation”) today announced that it will hold a special meeting of shareholders on September 14, 2011, or such other date as may be determined by the Corporation’s authorized officers, to seek the approval of the Corporation’s shareholders of (a) a 4-for-1 forward stock split of the Corporation’s common stock (the “Stock Split”) and (b) a corresponding amendment to the Corporation’s Certificate of Incorporation that would increase the Corporation’s total number of authorized shares to 20,000,000 shares, increase the authorized number of shares of common stock to 16,000,000 shares, and implement the Stock Split (the “Charter Amendment”).

At a regular meeting of the Corporation’s Board of Directors (the “Board”) on Wednesday, July 13, 2011, the Board authorized and approved, subject to shareholder approval, the Stock Split and the Charter Amendment.  The Board set August 1, 2011, or such other date as may be determined by the Corporation’s authorized officers, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting.

As of July 14, 2011, there were approximately 472,150 common shares issued and outstanding.  If the Stock Split and Charter Amendment are approved by the Corporation’s shareholders, approximately 1,416,450 additional shares would be issued to existing shareholders of record as of the effective date of the Stock Split.  As a result of the Stock Split, the par value of each share of common stock will be reduced from $20.00 per share to $5.00 per share.

The split will become effective on the date on which the Charter Amendment is accepted for filing by the New York State Secretary of State.  That date is presently expected to be September 14, 2011.  Shareholders of record at the close of business on that date will be entitled to receive three additional shares of common stock for each share then held.

Item 9.01

Financial Statements and Exhibits

(c) Exhibits

99.1

Press Release dated July 15, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANANDAIGUA NATIONAL CORPORATION

Dated:   July __, 2011

By: /s/ Lawrence A. Heilbronner

Lawrence A. Heilbronner

Executive Vice President and Chief Financial Officer